UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2008

Allion Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17821	11-2962027

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, New York 11747

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 547-6520

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Other Events.

(b)    On June 5, 2008, Allion Healthcare, Inc. (the “Company”) notified the NASDAQ Stock Market that, effective June 1, 2008, Mr. Fichera resigned from the Audit Committee of the Company’s Board of Directors. As a result, the Company is in material noncompliance with Rule 4350(d)(2) of the NASDAQ Marketplace Rules.  Pursuant to NASDAQ Marketplace Rule 4350(d)(4), the Company has until the earlier of the Company’s next annual stockholders’ meeting or one year from Mr. Fichera’s resignation to comply with the requirements of Rule 4350(d)(2).  As previously described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 29, 2008, the Company will regain compliance with Rule 4350(d)(2) upon and subject to Willard T. Derr’s election to the Company’s Board of Directors at its Annual Meeting of Stockholders on June 24, 2008. Mr. Derr, who qualifies as independent for Audit Committee membership, will serve on the Audit Committee in the vacancy created by Mr. Fichera’s resignation.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     In a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2008, the Company announced the appointment of Russell J. Fichera as Senior Vice President and Chief Financial Officer.  Effective June 1, 2008, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Fichera.

 Under the Employment Agreement, the Company will pay Mr. Fichera an annual base salary of $300,000, subject to increases from time to time in the sole discretion of the compensation committee of the Company’s board of directors. In addition, the Employment Agreement provides that Mr. Fichera may be awarded a performance bonus on an annual basis, commencing with a bonus that may be awarded for the 2008 calendar year, as determined by the Company’s board of directors or compensation committee; provided, that the bonus for any year cannot exceed 40% of Mr. Fichera’s base salary for that year.  Under the Employment Agreement, Mr. Fichera will receive a one-time employment bonus of $100,000.  Mr. Fichera is also entitled to participate in any employee benefit plans that we may from time to time have in effect for all or most of our senior executives and will receive certain other benefits described in the Employment Agreement.

The Employment Agreement provides for an initial term of one year, with automatic renewals for additional one-year periods unless either party provides the other with written notice at least 90 days prior to the end of the term. The Employment Agreement may be earlier terminated by the Company with or without Cause (as defined in the Employment Agreement), by Mr. Fichera with or without Good Reason (as defined in the Employment Agreement), or upon Mr. Fichera’s death or disability, in each case as further described in the Employment Agreement. Upon a termination by the Company for Cause, by Mr. Fichera without Good Reason, or upon notice of nonrenewal by Mr. Fichera, Mr. Fichera is entitled to receive accrued but unpaid salary through the termination date, cash in lieu of any accrued but unused vacation through the termination date, and any benefits accrued or payable to Mr. Fichera under our benefit plans, which we refer to collectively as the Accrued Benefits. Upon a termination by Mr. Fichera for Good Reason, by the Company without Cause, or upon notice of nonrenewal by the Company, Mr. Fichera is entitled to receive certain termination benefits in addition to Accrued Benefits, including continuation of his then-current salary for a period of one year following the termination date, a severance payment equal to 140% of his then-current salary, accelerated vesting of all options, and COBRA benefits. Upon Mr. Fichera’s termination by reason of his death, his estate is entitled to receive the Accrued Benefits as well as a pro-rata performance bonus, as determined by the Company’s board of directors or compensation committee. Upon termination of Mr. Fichera for disability, he is entitled to receive continuation of his then-current salary and benefits until the earlier of six months following the onset of the disability or the completion of the term of the Employment Agreement, at which time he would only be entitled to receive the Accrued Benefits. Additionally, Mr. Fichera’s options will vest upon a Change in Control, regardless of whether he is terminated.

Pursuant to the Employment Agreement, Mr. Fichera is subject to confidentiality provisions as well as certain non-compete and non-solicitation obligations during the term of employment and for a one-year period following termination of employment. Notwithstanding the foregoing, if the Employment Agreement is terminated by the Company without Cause or by Mr. Fichera for Good Reason, Mr. Fichera will no longer be bound by the non-competition and non-solicitation restrictions.

Item 9.01. Financial Statements and Exhibits.

     (d) Exhibits

Exhibit
Number	Description
99.1	Employment Agreement, effective as of June 1, 2008, by and between Allion Healthcare, Inc. and Russell J. Fichera.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLION HEALTHCARE, INC. (Registrant)
June 5, 2008	/s/ Michael Moran
By: Michael Moran
Its: Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Employment Agreement, effective as of June 1, 2008, by and between Allion Healthcare, Inc. and Russell J. Fichera.